UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number 0-20436

                       U.S. Automotive Manufacturing, Inc.
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             (Exact name of registrant as specified in its charter)

                            Route 627, Airport Drive
                             Tappahannock, VA 22560
                                 (804) 443-5356
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                       N/A
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ X ]     Rule 12h-3(b)(1)(ii)  [  ]
              Rule 12g-4(a)(1)(ii) [   ]
              Rule 12g-4(a)(2)(i)  [   ]     Rule 12h-3(b)(2)(i)   [  ]
              Rule 12g-4(a)(2)(ii) [   ]     Rule 12h-3(b)(2)(ii)  [  ]
              Rule 12h-3(b)(1)(i)  [ X ]     Rule 15d-6            [  ]

         Approximate number of holders of record as of the certification or notice date: 148

     Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Automotive Manufacturing, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:


DATE:  March 29, 2001                       U.S. Automotive Manufacturing, Inc.


                                            By:  /s/ Martin Chevalier
                                                -----------------------
                                                Name:  Martin Chevalier
                                                Title:    President